Exhibit 10.67

BLUE COAT SYSTEMS, INC.

NOTICE OF STOCK OPTION GRANT

You have been granted the following option to purchase Common Stock of Blue Coat Systems, Inc. (the “Company”):

Name of Optionee:	Gordon C. Brooks

Total Number of Shares Granted:	100,000 Shares

Type of Option:	Nonstatutory Stock Option

Exercise Price Per Share:	$19.08

Date of Grant:	September 17, 2009

Vesting Commencement Date:	September 1, 2009

Vesting Schedule:	This option becomes exercisable with respect to the first 25% of the Shares subject to this option when you complete 12 months of continuous Service from the Vesting Commencement Date and with respect to an additional 2.083% of the Shares subject to this option when you complete each month of continuous Service thereafter.

Expiration Date:	September 17, 2019

You and the Company agree that this option is granted under and governed by the terms and conditions of the Stock Option Agreement, which is attached to and made a part of this document.

You further agree that the Company may deliver by email all documents relating to the agreement or this option (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a web site, it will notify you by email.

OPTIONEE:	BLUE COAT SYSTEMS, INC.

/s/ Gordon C. Brooks	By:	/s/ Brian NeSmith

Gordon C. Brooks	Title:	President & CEO
Print Name

BLUE COAT SYSTEMS, INC.

STOCK OPTION AGREEMENT

This Stock Option Agreement (“Agreement”) is made as of September 17, 2009 by and between Blue Coat Systems, Inc., a Delaware corporation (the “Company”), and you, Gordon C. Brooks.

1. Grant of Option. Subject to the terms and conditions hereof, the Company hereby grants to you an option (the “Option”) to purchase the total number of shares of Common Stock (the “Option Shares”) set forth in the Notice of Stock Option Grant (the “Notice”), at the exercise price per Share set forth in the Notice (the “Exercise Price”), effective on the Date of Grant set forth in such Notice.

2. Tax Treatment. This Option is intended to be a nonstatutory option, or NSO. You are responsible for any taxes owed by you in connection with this option.

3. Vesting. This Option becomes exercisable in installments, as shown in the Notice. No additional shares become exercisable after your service as a Non-Employee Member of the Board of Directors (“Board”) or an Employee or Consultant of the Company or a Parent, Subsidiary or Affiliate (“Service”) has terminated for any reason.

4. Term. This Option expires in any event on the 10th anniversary of the Date of Grant, as shown in the Notice. (It will expire earlier if your Service terminates, as described below.) If the expiration date of your Option is not a business day and you wish to exercise your option by the expiration date, it is your responsibility to ensure that you have validly exercised your Option prior to the expiration date. This Option may also be subject to earlier termination upon a Change in Control or other corporate events.

5. Termination.

(a) Regular Termination. If your Service terminates for any reason except death, Permanent Disability or Cause, then this Option will expire on the date 3 months after your termination date. The Company determines when your Service terminates for this purpose.

(b) Permanent Disability. If your Service terminates because of your Permanent Disability, then this Option will expire on the date 12 months after your termination date. The Company determines when your Service terminates for this purpose.

(c) Death. If you die while in Service, the Option will expire on the date 12 months after the date of death.

(d) Misconduct. If your Service terminates for Cause, then this Option will terminate immediately and cease to be outstanding.

6. Change in Control. In the event of a Change in Control, this Option shall automatically accelerate so that the Option shall, immediately prior to the effective date of the Change in Control, become fully exercisable for all of the Option Shares and may be exercised for any or all of those shares as fully-vested Common Shares. However, the Option shall not so accelerate if and to the extent the Option is, in connection with the Change in Control, either to be continued by the Company or assumed or converted (as provided in Section 13(c)(v)) by the successor corporation (or its parent) or to be replaced with a comparable option for shares of the capital stock of the successor corporation (or its parent). The determination of option comparability will be made by the Compensation Committee of the Board (the “Committee”), and its determination will be final, binding and conclusive.

(a) Involuntary Termination After a Change in Control. If in connection with a Change in Control the Option is assumed by the successor corporation (or its parent) and you experience an Involuntary Termination within eighteen months following such Change in Control, the vesting of this option will automatically accelerate so that this option will, immediately before the effective date of the Involuntary Termination, become fully exercisable for all of the Common Shares at the time subject to this Option and may be exercised for any or all of those shares as fully-vested Common Shares.

7. Exercise of Option. This Option shall be exercisable during its term in accordance with the Vesting/Exercise Schedule set out in the Notice and with the provisions as follows:

(a) Right to Exercise.

(i) This Option may not be exercised for a fraction of a share.

(ii) In the event of your death, Permanent Disability or other termination of Service, the exercisability of the Option shall be governed by Section 5 above, subject to the limitations contained in this Section 7.

(iii) In no event may this Option be exercised after the expiration date of the Option as set forth in the Notice.

(b) Restrictions on Exercise. The obligation of the Company to issue Common Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to your Option prior to the satisfaction of all legal requirements relating to the issuance of such Common Shares, or to their registration, qualification or listing, or to an exemption from registration, qualification or listing.

(c) Notice of Exercise. When you wish to exercise this Option, you must do so in the form and manner as specified by the Company at that time. The exercise will be effective only upon delivery of the form of notice then required, together with payment of the Exercise Price as described below. If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

(d) Form of Payment. When you submit your notice of exercise, you must include payment of the Exercise Price for the shares you are purchasing. To the extent permitted by applicable law, payment may be made in one (or a combination of two or more) of the following forms:

(i) Cash or check made payable to the Company or such other form of payment as permitted by the Company’s Compensation Committee; provided, however, if you are a Non-Employee Member of the Board or executive officer of the Company, you may pay the Exercise Price in a form other than cash or cash equivalents only to the extent permitted by section 13(k) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(ii) With the Company’s consent, certificates for, or attestations of ownership of, Common Shares that you already own, along with any forms needed to effect a transfer of those shares to the Company. The Fair Market Value of the shares, determined as of the effective date of the option exercise, will be applied to the Exercise Price.

(iii) To the extent permitted by applicable law, irrevocable directions to a securities broker approved by the Company to sell all or part of your option shares and to deliver to the Company from the sale proceeds an amount sufficient to pay the Exercise Price and any withholding taxes. (The balance of the sale proceeds, if any, will be delivered to you.) The Company may require a specific notice of exercise, which may require information from the broker, to use this method of exercise.

8. Withholding Taxes and Stock withholding. You will not be allowed to exercise this Option unless you make arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the option exercise. With the Company’s consent, these arrangements may include withholding Common Shares that otherwise would be issued to you when you exercise this Option, up to the statutory minimum withholding amount required by applicable tax law. Such withheld Common Shares shall be valued at their Fair Market Value on the date they are withheld. The Company shall not be required to issue any Common Shares with respect to this option until tax withholding obligations are satisfied.

9. Restrictions on Resale. You agree not to sell any Option Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

10. Transfer of Option. Before your death, only you may exercise this Option. You cannot transfer or assign this Option. For instance, you may not sell this Option or use it as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid. You may, however, dispose of this Option in your will or by a beneficiary designation. Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your Option in any other way.

11. Employment or Retention Rights. None of the Notice, this Agreement or your Option gives you the right to be retained by the Company or a Parent, Subsidiary or Affiliate in any capacity. The Company and any Parent, Subsidiary or Affiliate reserve the right to terminate your Service at any time, with or without Cause.

12. Stockholder Rights. You, or your estate or heirs, have no rights as a stockholder of the Company under this Option and with respect to the Option Shares until you have exercised this

Option by giving the required notice to the Company and paying the Exercise Price. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described herein.

13. Protection Against Dilution.

(a) Adjustments. In the event of a subdivision of the outstanding Common Shares, a declaration of a dividend payable in Common Shares or a combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a lesser number of Common Shares, corresponding adjustments shall automatically be made in each of the following:

(i) The number of Common Shares covered by the Option; and

(ii) The Exercise Price.

In the event of a declaration of an extraordinary dividend payable in a form other than Common Shares in an amount that has a material effect on the price of Common Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of the foregoing. Except as provided in this Section 13, you shall have no rights by reason of any issuance by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

(b) Dissolution or Liquidation. To the extent not previously exercised or settled, the Option shall terminate immediately prior to the dissolution or liquidation of the Company.

(c) Reorganizations. In the event that the Company is a party to a merger or consolidation, the Option shall be subject to the agreement of merger or consolidation. Such agreement shall provide for one or more of the following:

(i) The continuation of the Option by the Company (if the Company is the surviving corporation).

(ii) The assumption of the Option by the surviving corporation or its parent, provided that the assumption of the Option shall comply with section 424(a) of the Internal Revenue Code (the “Code”).

(iii) The substitution by the surviving corporation or its parent of new awards for the Option, provided that the substitution of the Option shall comply with section 424(a) of the Code.

(iv) Full exercisability of the Option and full vesting of the Option Shares, followed by the cancellation of the Option. The full exercisability of the Option and full vesting of the Option Shares may be contingent on the closing of such merger or consolidation. You shall be able to exercise the Option during a period of not less than five full business days preceding the closing date of such merger or consolidation, unless (i) a shorter period is required to permit a timely closing of such merger or consolidation and (ii) such shorter period still offers you a reasonable opportunity to exercise the Option. Any exercise of the Option during such period may be contingent on the closing of such merger or consolidation.

(v) The cancellation of the Option and a payment to you equal to the excess of (i) the Fair Market Value of the Option Shares (whether or not the Option is then exercisable or such Option Shares are then vested) as of the closing date of such merger or consolidation over (ii) the Exercise Price. Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount. Such payment may be made in installments and may be deferred until the date or dates when the Option would have become exercisable or the Option Shares would have vested. Such payment may be subject to vesting based on your continuing Service, provided that the vesting schedule shall not be less favorable to you than the schedule under which the Option would have become exercisable or the Option Shares would have vested. If the Exercise Price of the Option Shares exceeds the Fair Market Value of the Common Shares, then the Option may be cancelled without making a payment to you. For purposes of this Subsection (v), the Fair Market Value of the Option shall be determined without regard to any vesting conditions that may apply.

14. Modification or Assumption of Option. The Committee may modify, extend or assume your Option or may accept the cancellation of your Option in return for the grant of new options for the same or a different number of shares and at the same or a different exercise price. The foregoing notwithstanding, no modification of the Option shall, without your consent, alter or impair your rights or obligations under such Option. Neither the Committee nor any other person may decrease the Exercise Price for your Option after the date of grant nor cancel or allow you to surrender your Option to the Company as consideration for the grant of a new option with a lower exercise price or the grant of another type of award the effect of which is to reduce the Exercise Price of your Option.

15. Limitation on Payments.

(a) Scope of Limitation. This Section 15 shall apply to the Option only if the independent auditors selected for this purpose by the Committee (the “Auditors”) determine that the after-tax value of the Option to you, taking into account the effect of all federal, state and local income taxes, employment taxes and excise taxes applicable to you (including the excise tax under section 4999 of the Code), will be greater after the application of this Section 15 than it was before the application of this Section 15. If this Section 15 applies to the Option, it shall supersede any contrary provision of this Agreement.

(b) Basic Rule. In the event that the Auditors determine that any payment or transfer by the Company pursuant to this Agreement for your benefit (a “Payment”) would be nondeductible by the Company for federal income tax purposes because of the provisions concerning “excess parachute payments” in section 280G of the Code, then the aggregate present value of all Payments shall be reduced (but not below zero) to the Reduced Amount. For purposes of this Section 15, the “Reduced Amount” shall be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Company because of section 280G of the Code.

(c) Reduction of Payments. If the Auditors determine that any Payment would be nondeductible by the Company because of section 280G of the Code, then the Company shall promptly give you notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and you may then elect, in your sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall advise the Company in writing of your election within 10 days of receipt of notice. If you make no such election within such 10 day period, then the Company may elect which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall notify you promptly of such election. For purposes of this Section 15, present value shall be determined in accordance with section 280G(d)(4) of the Code. All determinations made by the Auditors under this Section 15 shall be binding upon the Company and you and shall be made within 60 days of the date a Payment becomes payable or transferable. As promptly as practicable following such determination and the elections hereunder, the Company shall pay or transfer to or for your benefit such amounts as are then due you under this Agreement and shall promptly pay or transfer to or for your benefit in the future such amounts as become due to you under this Agreement.

(d) Overpayments and Underpayments. As a result of uncertainty in the application of section 280G of the Code at the time of an initial determination by the Auditors hereunder, it is possible that Payments will have been made by the Company which should not have been made (an “Overpayment”) or that additional Payments which will not have been made by the Company could have been made (an “Underpayment”), consistent in each case with the calculation of the Reduced Amount hereunder. In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or you that the Auditors believe has a high probability of success, determine that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to you that you shall repay to the Company, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by you to the Company if and to the extent that such payment would not reduce the amount that is subject to taxation under section 4999 of the Code. In the event that the Auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for your benefit, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code.

(e) Related Corporations. For purposes of this Section 15, the term “Company” shall include affiliated corporations to the extent determined by the Auditors in accordance with section 280G(d)(5) of the Code.

16. Applicable Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

17. Effect of Agreement. This Agreement together with the Notice constitute the entire understanding between you and the Company regarding this Option; provided, however, that the Change in Control Severance Agreement between you and the Company, dated September 2, 2009, shall apply to unvested shares of the Option. Except with respect to that Change in Control Severance Agreement, any prior agreements, commitments or negotiations concerning this Option are superseded. You hereby accept this Option and agree to be bound by its contractual terms as set forth herein. You hereby agree to accept as binding, conclusive and final all decisions and interpretations of the Committee regarding any questions relating to the Option. This Agreement may be amended only by another written agreement signed by both parties.

18. Definitions.

(a) “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

(b) “Cause” means:

(i) An unauthorized use or disclosure by you of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;

(ii) A material breach by you of any agreement between you and the Company;

(iii) A material failure by you to comply with the Company’s written policies or rules;

(iv) Your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof;

(v) Your gross misconduct, including (without limitation) fraud, embezzlement or dishonesty;

(vi) A continuing failure by you to perform assigned duties after receiving written notification of such failure from the Board; or

(vii) A failure by you to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

(c) “Change in Control” means:

(i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

(ii) The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(iii) A change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either:

(A) Had been directors of the Company on the date 24 months prior to the date of such change in the composition of the Board (the “Original Directors”); or

(B) Were appointed to the Board, or nominated for election to the Board, with the affirmative votes of at least a majority of the aggregate of (A) the Original Directors who were in office at the time of their appointment or nomination and (B) the directors whose appointment or nomination was previously approved in a manner consistent with this Paragraph (ii); or

(iv) Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Subsection (d), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Parent or Subsidiary and (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(d) “Common Share” means one share of the common stock of the Company.

(e) “Consultant” means a consultant or adviser who provides bona finde services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor.

(f) “Employee” means a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate who is newly hired as a employee by the Company, or who is rehired following a bona fide period of interruption of employment, including persons who become new employees of the Company, a Parent, a Subsidiary or an Affiliate in connection with a merger or acquisition.

(g) “Fair Market Value” means the closing price of the Common Shares as reported on Nasdaq or such other exchange on which the Common Shares are then traded on the applicable date or, if that date is not a trading day, the next trading day. If Common Shares are no longer traded on a public U.S. securities market, the Fair Market Value shall be determined by the Compensation Committee of the Board of Directors in good faith on such basis as it deems appropriate. The Committee’s determination shall be conclusive and binding on all persons.

(h) “Involuntary Termination” means the termination of your Service by reason of: (i) your involuntary dismissal or discharge by the Company (or the Parent, Subsidiary or Affiliate employing you) for reasons other than Cause; or (ii) your voluntary resignation following (1) a change in your position with the Company which materially reduces your level of responsibility, (2) a reduction in your level of base salary or (3) a relocation of your place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Company without your consent.

(i) “Non-Employee Member of the Board” means a member of the Board who is not an Employee.

(j) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(k) “Permanent Disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than 12 months.

(1) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

The parties have executed this Exercise Notice and Stock Option Agreement as of the date first set forth above.

COMPANY:

BLUE COAT SYSTEMS, INC.

By:	/s/ Brian NeSmith
Name:	Brian NeSmith
Title:	President & CEO

EMPLOYEE:

/s/ Gordon C. Brooks
(Signature)

Gordon C. Brooks
(Printed Name)

Address: [address]